Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS IMPROVED OPERATING RESULTS

FOR THE 2017 FIRST QUARTER

OKLAHOMA CITY, Oklahoma…April 24, 2017… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the first quarter ended March 31, 2017.

First Quarter Highlights

•	Net sales from continuing operations of $123.3 million for the first quarter of 2017, an increase of $24.4 million from $98.9 million for the first quarter of 2016

•	Net loss from continuing operations of $6.0 million for the first quarter of 2017, an improvement of $9.8 million from a loss of $15.8 million for the first quarter of 2016

•	Adjusted EBITDA(1) from continuing operations of $20.0 million for the first quarter of 2017, an increase of $11.7 million, from $8.3 million for the first quarter of 2016

“We have made positive improvements that are reflected in our first quarter 2017 results,” stated Daniel Greenwell, LSB’s President and CEO. “As anticipated, pricing for our agricultural products, although slightly improved from the fourth quarter of 2016, remained well below prior year levels. However, our performance improved compared to the first quarter of 2016 as a result of stronger operations at our three primary chemical manufacturing facilities, enhanced by the incremental output from the new ammonia plant at El Dorado, which entered service in May of 2016.”

“Our Cherokee and Pryor ammonia plants operated at on-stream rates of approximately 99% and 96%, respectively, throughout the first quarter, and have continued their strong performance thus far in April. El Dorado’s ammonia on-stream rate continued to improve with the first quarter of 2017 increasing over the fourth quarter of 2016. On-stream rates for the first quarter of 2017 rose to approximately 90% and, for the month of March, achieved 100% while consistently producing at rates in excess of 1,300 tons per day, which is significantly higher than the plant’s nameplate capacity of 1,150 tons per day. We expect this to continue throughout 2017.”

Mr. Greenwell continued, “Demand for our agricultural products for spring applications has been strong, with the UAN production capacity at both our Pryor and Cherokee facilities sold out through the middle of May. Additionally, our previously outlined strategy to increase sales of high density ammonium nitrate (HDAN) has been successful. Sales of HDAN were up significantly in the first quarter versus the same period last year and we are currently working off a significant HDAN order book. We anticipate that HDAN sales will continue to grow and we plan to position product in our storage facilities later this year in anticipation of that increase in demand in 2018. Finally, demand for the nitric acid and ammonia for industrial markets is increasing and we expect this trend to continue.”

Mr. Greenwell concluded, “We are encouraged about our prospects for continued year-over-year performance improvement for the balance of 2017. The refinancing actions we completed in the third quarter of 2016 enhanced our financial position, and will result in a meaningful reduction in full year interest expense versus last year. Anticipated sales of non-core assets in the first half of this year will further strengthen our balance sheet and provide us with greater financial flexibility.”

(1)	This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

	Three Months Ended March 31,
	2017		2016
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Agricultural	$63.3	51%	$49.8	50%	27%
Industrial, Mining and Other	$60.0	49%	$49.1	50%	22%

	$123.3		$98.9		25%

Comparison of 2017 to 2016 periods:

•	Net sales of agricultural products increased driven by increased sales volumes for ammonia, UAN and HDAN, which were higher by 21%, 67% and 67%, respectively. Stronger sales volumes for ammonia, UAN and HDAN resulted from healthier demand environment relative to the first quarter of 2016 when there was excess inventory in the distribution channel and customers were reluctant to place orders due to a declining price environment. Focused marketing and distribution efforts also led to rising HDAN sales compared to the first quarter of 2016. The significant increase in industrial ammonia sales reflected the incremental benefit of the new ammonia plant at the El Dorado facility. Stronger sales volumes were partially offset by lower selling prices across our key products, relative to the first quarter of 2016, as indicated in the table below.

•	EBITDA from continuing operations increased compared to the prior year primarily due to the aforementioned higher sales volumes, coupled with lower plant costs. These factors were partially offset by the previously discussed declines in sales prices across our key products. Additionally, the increase in operating income from continuing operations relative to the first quarter of 2016 was constrained by higher depreciation related to the expansion of the El Dorado Facility.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended March 31,
Product (tons sold)	2017	2016	% Change
Urea ammonium nitrate (UAN)	157,784	94,306	67%
High density ammonium nitrate (HDAN)	91,171	54,548	67%
Ammonia	44,242	36,644	21%
Other	4,912	4,738	4%

	298,109	190,236	57%

Average Selling Prices (price per ton) (A)
UAN	$152	$180	(16)%
HDAN	$182	$247	(26)%
Ammonia	$305	$337	(10)%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons

The following table indicates the volumes sold of our major Industrial, Mining and Other Chemical products:

	Three Months Ended March 31,
Product (tons sold)	2017	2016	% Change
Nitric acid	29,128	16,029	82%
Nitric acid – Baytown	129,589	124,501	4%
LDAN	20,214	19,562	3%
AN solution	12,304	22,427	(45)%
Ammonia	43,924	7,673	472%

	235,159	190,192	24%

Input Costs
Average purchased ammonia cost/ton	N/A	$328	N/A
Average natural gas cost/MMBtu	$3.15	$2.21	43%

Financial Position and Capital Additions

As of March 31, 2017, our total cash position was $45.0 million. Additionally, we had approximately $44.9 million of borrowing availability under the Working Capital Revolver. There were no borrowings under the Working Capital Revolver at March 31, 2017.

Total long-term debt, including the current portion was $417.3 million at March 31, 2017 compared to $420.2 million at December 31, 2016. The aggregate liquidation value of the Series E Redeemable Preferred at March 31, 2017, inclusive of accrued dividends of $27.6 million, was $167.3 million.

Interest expense, net of capitalized interest, for the first quarter of 2017 was $9.4 million compared to $1.4 million for the same period in 2016. The capitalization of interest related to capital additions made to the El Dorado Facility ceased when the Facility’s new ammonia plant went into service in May 2016. For the full year of 2017, we expect interest expense to be approximately $30 million to $35 million plus approximately $3.0 million of non-cash amortization of discount and debt issuance costs.

Capital additions were approximately $8.0 million in the first quarter of 2017. Planned capital additions for the second quarter of 2017, are estimated to be approximately $12.0 million. For the full year of 2017, total capital additions which are related to maintaining and enhancing safety and reliability at our facilities are expected to be between $30 million and $35 million.

Conference Call

LSB’s management will host a conference call covering the first quarter results on April 25, 2017 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Daniel Greenwell, Executive Vice President and CFO, Mark Behrman and Executive Vice President, Chemical Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital additions for 2017; reduction of SG&A expenses; and volume outlook.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2016 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months Ended March 31,

	Three Months
	2017	2016
	(In Thousands, Except Per Share Amounts)
Net sales	$123,344	$98,972
Cost of sales	111,729	105,136

Gross profit (loss)	11,615	(6,164)
Selling, general and administrative expense	10,545	10,894
Other expense (income), net	(1,251)	251

Operating income (loss)	2,321	(17,309)
Interest expense, net	9,358	1,350
Non-operating other expense, net	231	1,956

Loss from continuing operations before benefit for income taxes	(7,268)	(20,615)
Benefit for income taxes	(1,282)	(4,850)

Loss from continuing operations	(5,986)	(15,765)
Income from discontinued operations, net of taxes	—	824

Net loss	(5,986)	(14,941)
Dividends on convertible preferred stocks	75	75
Dividends on Series E redeemable preferred stock	5,536	7,350
Accretion of Series E redeemable preferred stock	1,599	2,243

Net loss attributable to common stockholders	$(13,196)	$(24,609)

Loss per common share:
Basic and diluted
Loss from continuing operations	$(0.48)	$(1.11)
Income from discontinued operations, net of taxes	—	0.03

Net loss	$(0.48)	$(1.08)

LSB Industries, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2017	2016
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$45,037	$60,017
Accounts receivable, net	75,284	51,299
Inventories:
Finished goods	17,323	19,036
Raw materials	3,698	3,903

Total inventories	21,021	22,939
Supplies, prepaid items and other:
Prepaid insurance	8,191	11,217
Precious metals	7,463	8,648
Supplies	24,983	24,100
Prepaid and refundable income taxes	1,078	1,193
Other	2,966	1,733

Total supplies, prepaid items and other	44,681	46,891

Total current assets	186,023	181,146
Property, plant and equipment, net	1,068,892	1,078,958
Intangible and other assets, net	9,584	10,316

	$1,264,499	$1,270,420

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	March 31,	December 31,
	2017	2016
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$53,338	$54,246
Short-term financing	5,428	8,218
Accrued and other liabilities	52,779	44,037
Current portion of long-term debt	11,752	13,745

Total current liabilities	123,297	120,246
Long-term debt, net	405,520	406,475
Noncurrent accrued and other liabilities	10,431	12,326
Deferred income taxes	91,529	93,831
Commitments and contingencies
Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $167,324,000 ($161,788,000 at December 31, 2016) Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	152,164	145,029
	—	—
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued	3,128	3,128
Capital in excess of par value	192,433	192,172
Retained earnings	302,240	314,301

	500,801	512,601
Less treasury stock, at cost:
Common stock, 2,875,582 shares (3,004,855 shares at December 31, 2016)	19,243	20,088

Total stockholders’ equity	481,558	492,513

	$1,264,499	$1,270,420

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, provision for impairment, depreciation, depletion and amortization of property plant and equipment (which includes amortization of other assets and excludes interest included in amortization), less benefit for income taxes and income from discontinued operations, net of taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

	Three Months Ended March 31,
	2017	2016
	($ in millions)
Net loss	$(6.0)	$(14.9)
Plus:
Interest expense	9.4	1.4
Depreciation and amortization	17.6	11.0
Benefit for income taxes	(1.3)	(4.8)
Income from discontinued operations	—	(0.8)

EBITDA	$19.7	$(8.1)

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of a one-time consulting fee, start-up/commissioning costs, derecognition of a death benefit accrual, certain fair market value adjustments, non-cash stock based compensation, Delaware unclaimed property liability, and life insurance recovery. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments.

	Three Months Ended March 31,
	2017	2016
EBITDA:	$19.7	$(8.1)
Consulting Fee- Negotiated property tax savings at El Dorado	—	12.1
Stock based compensation	1.2	0.9
Start-up/ Commissioning costs at El Dorado	—	1.3
Derecognition of death benefit accrual	(1.4)	—
Loss on sale or disposal of assets	0.5	—
Fair market value adjustment on preferred stock embedded derivatives	—	2.5
Delaware unclaimed property liability	—	0.3
Life insurance recovery	—	(0.7)

Adjusted EBITDA	$20.0	$8.3

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended March 31,
	2017	2016
Agricultural Sales ($ in millions)	$63.3	$49.8
Less Freight:	5.6	3.2

Net Sales	$57.7	$46.6